Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-74501 on Form S-3 and Registration Statements No. 33-91890, 33-18996, 33-18997, 33-65768, 333-79093 and 333-43872 on Form S-8 of Armstrong Holdings, Inc. of our report dated February 25, 2005, with respect to the consolidated balance sheets of Worthington Armstrong Venture as of December 31, 2004 and 2003, and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Armstrong Holdings, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 23, 2005